EXHIBIT 23.1

    CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
CenterSpan Communications Corporation:

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of CenterSpan Communications Corporation (formerly, Trustmaster, Inc.) of our report dated March 27, 2001, relating to the consolidated balance sheet of CenterSpan Communications Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K for CenterSpan Communications Corporation.

                      /s/ KPMG LLP

Portland, Oregon
April 23, 2001